EXHIBIT 5.1

                          Opinion of Phillips Nizer LLP
                          -----------------------------

                               PHILLIPS NIZER LLP
                          666 FIFTH AVENUE, SUITE 2800
                               NEW YORK, NY 10103
                               Tel: (212) 997-9700
                               Fax: (212) 262-5152



                                                                   July 31, 2007

Legend International Holdings, Inc.
Level 8, 580 St Kilda Road
Melbourne Victoria 3004
Australia

         Re:      Form SB-2 Registration Statement
                  --------------------------------

Ladies and Gentlemen:

         In connection with the registration of an aggregate of 159,537,975 shares of Common Stock, $.001 par value (the "Shares") of Legend International Holdings, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Shares, including (i) 156,414,345 outstanding shares of common stock (the "Shares"); and
(ii) 3,236,123 shares of common stock (the "Option Shares") issuable upon exercise of options (the "Options"), each of which is exercisable to purchase one shares of common stock for an exercise price of $0.111 per share, are or will be lawfully and validly issued, fully paid, and non-assessable at the respective times of exercise.

         The opinions set forth in this letter are based on a review of the Delaware General Corporation Law and the federal laws of the United States of America.

     For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

         1. The Form SB-2 Registration Statement;

         2. The Certificate of Incorporation of the Company, as amended;

         3. The By-laws of the Company, as amended; and

         4. The resolutions of the Board of Directors of the Company with respect to the issuance of the Shares;

In addition, in rendering this opinion, we have relied upon your representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

         Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that

         (i) the Shares are lawfully and validly issued, fully paid and non-assessable; and

         (ii) the Option Shares, upon due exercise in accordance with the terms of the Warrants, will be lawfully and validly issued, fully paid, and non-assessable.

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                             EXHIBIT 5.1 (continued)

         We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                                         Sincerely,
                                                         /s/ Phillips Nizer LLP
                                                         Phillips Nizer LLP